REPURCHASE AGREEMENT

This Repurchase Agreement is entered into as of this 8th day of December, 2025, by and among AB International Group Corp. a Nevada corporation (the "Company"), and Anyone Pictures Limited (the "Stockholder").

BACKGROUND

Stockholder owns 3,750,000,000 shares of Common Stock of the Company (the "Shares") and the Company is willing to repurchase the Shares for the Purchase Price (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the Stockholder and the Company agree as follows:

SECTION 1

REPURCHASE AND SALE OF SHARES

1.1           Repurchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to purchase from the Stockholder and the Stockholder agrees to sell, transfer, convey and deliver to the Company the Shares for the Purchase Price (as defined below).

1.2           Payment for Shares. The total purchase price for the Shares shall be 675,000 United States Dollars ($675,000 USD) (the "Purchase Price"). Upon receipt of the Purchase Price, the Stockholder irrevocably appoints any officer, employee or agent of the Company as his attorney to cancel or transfer the Shares on the books of the Company with full power of substitution. The Stockholder shall deliver to the Company, if applicable, all stock certificates representing the Shares for cancellation and a stock power, duly signed by the Stockholder and medallion guaranteed.

SECTION 2

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as follows:

2.1.1        Power and Authority. The Stockholder has the power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

2.1.2        Validity; Enforceability. This Agreement and all other instruments or documents executed by the Stockholder in connection herewith have been duly executed by the Stockholder, and constitute legal, valid and binding obligations of the Stockholder, enforceable in accordance with their respective terms.

2.1.3        No Encumbrances, Etc. The Stockholder is the owner of record of all right, title and interest (legal and beneficial), free and clear of all liens, in and to the Shares. Upon delivery of certificates representing the Shares to be sold by the Stockholder to the Company hereunder and payment therefor pursuant to this Agreement, good, valid and marketable title to such Shares, free and clear of all liens, encumbrances, equities, claims, liabilities or obligations, whether absolute, accrued, contingent or otherwise, will be transferred to the Company.

2.1.4        Knowledge; Access. The Stockholder has such knowledge and experience in financial and business matters and has been furnished access to such information and documents concerning the Company that it is capable of evaluating the merits and risks of accepting the Purchase Price in exchange for the Shares and the other terms and conditions of this Agreement. The Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of this repurchase and to obtain additional information regarding the Company's plans and future prospects.

2.1.5        Accredited Investor Status. The Stockholder is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

2.2           Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as follows:

2.2.1        Power and Authority. The Company has the power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

2.2.2        Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

2.2.3        Validity; Enforceability. This Agreement and all other instruments or documents executed by the Company in connection herewith have been duly executed by the Company, and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in an action at law or in equity). The terms of this Agreement and the underlying transaction comply with all applicable laws of the United States of America and of any applicable state thereof and no consent, approval, order or authorization of, or registration, qualifications, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the repurchase of Shares contemplated by this Agreement.

SECTION 3

MISCELLANEOUS

3.2           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.3           Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Company and Stockholder with respect to the transactions contemplated hereby and thereby; supersedes all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof; and may be amended or modified only with the written consent of the Company and the Stockholder.

3.4           Severability of Provisions. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement, and the parties shall use their respective best efforts to negotiate and enter into an amendment

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to this Agreement whereby such provision will be modified in a manner that is consistent with the intended economic consequences of the invalid provision and that, as modified, is legal and enforceable.

3.5           Governing Law. This agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice of law or conflict, provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Nevada to be applied.

3.6           Counterparts. This Agreement may be executed in separate counterparts, either of which, when so executed, shall be deemed to be an original and both of which, when taken together, shall constitute but one and the same agreement.

3.7           Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, notwithstanding any investigation made by either party.

3.8           Further Assurances. Each party shall at any time and from time to time after the date hereof take whatever actions the other party or its affiliates or agents reasonably request to effectuate, record, evidence or perfect its transfer of the Shares to the Company pursuant to this Agreement or to otherwise effectuate or consummate any of the transactions contemplated hereby.

3.9               Indemnification. Each party shall indemnify the other against any loss, cost or damages (including reasonable attorney’s fees and expenses) incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first written above.

The Company	The Stockholder

AB International Group Corp.	Anyone Pictures Limited

/s/ Chiyuan Deng	/s/ Heidi Liu
By: Chiyuan Deng	Heidi Liu
Its: Chief Executive Officer	Its: Authorized Representative

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